UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2022
_________________________
F & M Bank Corp.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	000-13273 (Commission File Number)	54-1280811 (IRS Employer Identification No.)

P.O. Box 1111
Timberville, Virginia 22853
(540) 896-8941
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  □

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 18, 2022, F&M Bank Corp. (the “Company”) appointed Lisa F. Campbell as Executive Vice President and Chief Financial Officer of the Company and its wholly-owned subsidiary, Farmers & Merchants Bank (the “Bank”), effective immediately.
Ms. Campbell, age 54, served as Chief Financial Officer of Fidelity Bancshares (NC), Inc. and its wholly-owned subsidiary, The Fidelity Bank from August 29, 2014 to October 14, 2022.  Prior to that, she served as Chief Financial Officer of Select Bancorp, Inc. and its wholly-owned subsidiary Select Bank & Trust.  There is no family relationship between Ms. Campbell and any director or executive officer of the Company or the Bank.
Also on October 18, 2022, the Company, the Bank and Ms. Campbell entered into an employment agreement in connection with her appointment.  The term of Ms. Campbell’s employment agreement began on October 18, 2022 and will continue until December 31, 2024, unless terminated earlier in accordance with its terms.  On December 31, 2023, and each December 31 thereafter, the term of her agreement shall be renewed and extended by one year, such that the extended term of her agreement on December 31, 2023 or the applicable anniversary thereof is two years, unless either Ms. Campbell or the Company gives advance notice to the other in writing.  Ms. Campbell’s employment agreement provides for an initial base salary of $250,000 per year. Ms. Campbell will be eligible to be receive bonuses in the discretion of the Company’s Board of Directors.  It is anticipated that Ms. Campbell will be provided an annual cash bonus opportunity of 25% to 35% of her base salary and an annual long-term equity or equity-based incentive award of up to 15% of her base salary.  She is also entitled to a $35,000 relocation and signing bonus, customary business expense reimbursement and other benefits, and to participate in the Company’s employee benefit plans and programs for which she is or will be eligible.
Ms. Campbell’s employment agreement provides for the termination of Ms. Campbell’s employment by the Company without “Cause” or by her for “Good Reason” in the absence of a “Change of Control” (as those terms are defined in the agreement). In such cases, Ms. Campbell will be entitled to receive (i) her then-current base salary for the greater of the remainder of the term or 12 months, (ii) any bonus or other short-term incentive compensation earned, but not yet paid, for prior years and (iii) a welfare continuance benefit in an amount equal to 12 times the excess of COBRA premiums that would apply as of Ms. Campbell’s date of termination for continued health, dental and vision coverage, if COBRA continuation were elected for such coverage, over the amount that she paid for such coverage immediately before her termination of employment.  Ms. Cambell’s employment agreement also provides for the termination of Ms. Campbell’s employment by the Company following a “Change of Control” or by her for “Good Reason” following a “Change of Control.” In such cases, Ms. Campbell will be entitled to receive, among other things, a lump sum amount equal to (i) the welfare continuance benefit described above, substituting 24 for 12 and (ii) 2.99 times the sum of her base salary and the greater of her target annual bonus or actual annual bonus for the most recent year.
Ms. Campbell will not be entitled to any compensation or other benefits under her employment agreement if her employment is terminated upon her death, by the Company for “Cause,” or by her in the absence of “Good Reason.”
Ms. Campbell’s employment agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non-solicitation covenants generally continue for a period of 18 months following the last day of Ms. Campbell’s employment.
The foregoing summary of Ms. Campbell’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of her employment agreement, which is attached as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
Exhibit No.	Description
10.1	Employment Agreement, dated October 18, 2022, by and between F&M Bank Corp., Farmers & Merchants Bank, and Lisa F. Campbell.
10.4	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F & M Bank Corp.

	By:	/s/ Mark C. Hanna
Mark C. Hanna
October 24, 2022		President and Chief Executive Officer